Exhibit 99.1

LIFETOUCH INC.

MINNEAPOLIS, MINNESOTA

CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

THREE AND NINE MONTHS ENDED MARCH 31, 2018 AND 2017

LIFETOUCH INC.

C O N T E N T S

PAGE

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)	1

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)	2

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)	3

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	4-11

LIFETOUCH INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in Thousands)

	Three Months Ended March 31		Nine Months Ended March 31
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
NET SALES	$134,108	$141,428	$685,978	$706,457

COSTS AND EXPENSES
Materials, labor and processing	35,837	40,088	126,545	136,862
Engineering and development	1,770	2,274	5,598	6,975
Selling expenses	121,282	118,416	451,241	462,363
General and administrative expenses	17,442	22,405	59,926	73,055
Amortization of intangible assets	1,038	1,200	3,254	4,210
Restructuring and other charges	11,057	3,821	19,793	7,605

Total costs and expenses	188,426	188,204	666,357	691,070

OPERATING INCOME (LOSS) BEFORE CONTRIBUTIONS TO ESOP AND RETIREMENT PLANS	(54,318)	(46,776)	19,621	15,387

Contributions to ESOP and retirement plans	1,184	17,813	36,845	53,478

OPERATING INCOME (LOSS)	(55,502)	(64,589)	(17,224)	(38,091)

OTHER INCOME (EXPENSE)
Investment income	775	656	2,266	2,080
Interest expense	(44)	(186)	(294)	(435)
Other income (expense), net	501	(5)	(74)	(364)

INCOME (LOSS) BEFORE INCOME TAXES	(54,270)	(64,124)	(15,326)	(36,810)

Income tax (benefit) provision	574	(352)	(328)	(1,057)

NET INCOME (LOSS)	$(54,844)	$(63,772)	$(14,998)	$(35,753)

LIFETOUCH INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

(Dollars in Thousands)

	Three Months Ended March 31		Nine Months Ended March 31
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
NET INCOME (LOSS)	$(54,844)	$(63,772)	$(14,998)	$(35,753)

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Foreign currency translation adjustments	1,807	(422)	3,915	(2,097)

Unrealized investment losses arising during the period	(680)	(39)	(1,255)	(1,008)
Reclassification adjustment for losses (gains) included in net income (loss)	—	8	(3)	(5)

Changes in fair value of available for sale investments	(680)	(31)	(1,258)	(1,013)
Total other comprehensive income (loss), net of tax	1,127	(453)	2,657	(3,110)

NET COMPREHENSIVE INCOME (LOSS)	$(53,717)	$(64,225)	$(12,341)	$(38,863)

LIFETOUCH INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in Thousands)

	Nine Months Ended March 31
	2018	2017
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(14,998)	$(35,753)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	26,783	29,120
Amortization	3,254	4,210
Deferred income taxes	(374)	(1,428)
Deferred obligations	(116)	1,357
Stock-based compensation	611	2,098
Loss on disposal of fixed assets	1,559	863
Net recognized loss on investments	14	130
Shares released for allocation as ESOP compensation expense	772	—
Increase (decrease) from changes in, net of acquisitions:
Receivables	6,156	968
Inventories	(3,113)	(4,124)
Prepaid expenses and other current assets	(1,106)	2,342
Trade accounts payable	(2,946)	(2,585)
Accrued liabilities	68,456	51,728
Accrued ESOT contribution	(402)	(770)
Other	338	401

Net cash provided by operating activities	84,888	48,557

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales and maturities of investments	57,411	134,618
Purchase of investments	(59,414)	(81,045)
Purchase of restricted investment	(19,307)	—
Acquisitions, net of cash acquired	(98)	(331)
Capital expenditures	(22,454)	(27,795)
Proceeds from disposals of property, plant and equipment	3,413	391
Other assets, net	(418)	586

Net cash provided by (used in) investing activities	(40,867)	26,424

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable, capital leases and deferred obligations	(10,541)	(11,990)
Redemption and retirement of shares	(19,176)	(28,973)
ESOP dividends	—	(3,640)

Net cash used in financing activities	(29,717)	(44,603)

Effect of foreign currency exchange rate changes on cash	139	(243)

Increase in cash and cash equivalents	14,443	30,135
Cash and cash equivalents at beginning of period	69,201	69,446

Cash and cash equivalents at end of period	$83,644	$99,581

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
Shares released for allocation as ESOP compensation expense	$772	$—

LIFETOUCH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2018 and 2017

(Dollars in Thousands)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Lifetouch Inc. (the Company), through its wholly owned subsidiaries, produces various school, retail, consumer, and church related photographic, publishing and similar products throughout North America. Operations are predominately in the school photographic markets.

Seasonality of Business

Our operating revenues are seasonal in nature with peak revenues during fall school pictures and holiday retail photos. Therefore, results for interim periods are not indicative of results to be expected for the full year.

Basis of Consolidation

The consolidated statement of operations include the accounts of the Company (LTI) and its wholly owned subsidiaries, Lifetouch National School Studios Inc. (LNSS), Lifetouch Portrait Studios Inc. (LPS), Lifetouch Church Directories and Portraits Inc. (LCD), Lifetouch Services Inc. (LSI), and iMemories Inc. (LIM). The Company also consolidates wholly owned foreign subsidiaries in Canada (Lifetouch Canada Inc.; Lifetouch Church Directories and Portraits Inc.). All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of Presentation

All dollar amounts presented in the consolidated financial statements are in thousands.

Accounting Estimates

Management uses estimates and assumptions in preparing these consolidated financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The valuation of employee stock ownership plan compensation, deferred costs and obligations, self-insured liabilities, and certain other accrued liabilities include significant estimates. It is at least reasonably possible that actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and highly liquid investments with original maturities of less than three months. Substantially all of the Company’s cash equivalents are invested in money market mutual funds and in commercial paper of industrial and other companies. These investments are not insured. Supplemental disclosures of non-cash investing and financing activities are also included in subsequent footnotes.

Revenue Recognition and Deferred Costs of Unsold Products

Sales revenue is generally recorded when portraits and/or other merchandise are shipped to the customer. Point of shipment is defined as the shipment of the final product from the production facility. Revenue is recognized net of the expected returns and allowances.

The Company began selling portrait packages through the use of “Daily Deal” companies in fiscal 2011 and has continued this practice through 2018. Revenue from Daily Deal transactions is recognized when: (i) the deal is redeemed in the studio, or (ii) the likelihood of the deal being redeemed by the customer is remote (“breakage”). The breakage rate is based upon historical redemption patterns. Breakage revenue was not material in any period presented.

In the LNSS business, sit fees for senior portraits are paid by the customer separately from ordered portraiture. However, revenue for sit fees is recognized proportionally when senior portraits are delivered.

Deferred costs of unsold products represent costs (payroll, travel, rents, and finishing costs) relating to products produced but not delivered to customers.

LIFETOUCH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2018 and 2017

(Dollars in Thousands)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Prepaid Advertising Costs

The Company expenses the production costs of advertising the first time the advertising takes place, except for direct-response advertising, which is capitalized and amortized over its expected period of future benefits (generally two to three months). Advertising consists primarily of direct mail and broad scale promotions, which are targeted at customers and prospects, and includes coupons for the Company’s products. Advertising expense was $9,713 and $6,677 for the three months ended March 31, 2018 and 2017, respectively, and $22,625 and $20,937 for the nine months ended March 31, 2018 and 2017, respectively.

Property, Plant, and Equipment Depreciation

Property, plant and equipment are recorded at cost. For reporting purposes, the Company uses the straight-line depreciation method over the estimated useful lives of the assets. Amortization of assets recorded under capital lease obligations is included in depreciation expense. Expenditures for maintenance, repairs and minor replacements are charged to operations. Substantially all property, plant and equipment are depreciated over the following estimated useful lives: machinery and equipment, 3-10 years with the majority in the range of 5-7 years; buildings, 30-40 years. Property, plant and equipment are reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of an asset may not be recoverable.

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan and Trust (ESOP). The Company accounts for activity related to the ESOP in accordance with ASC 718-40, Employee Stock Ownership Plans. The Company funds the ESOP repurchase obligation through contributions (based on a percentage of eligible wages), dividends, and internal loans. Shares acquired by the ESOP through internal note agreements between the Company and the ESOP are recorded by the Company as unearned ESOP compensation within consolidated equity, based on the ESOP’s acquisition cost, and such shares provide collateral for the internal note agreement(s). As the note between the ESOP and the Company is repaid, the shares are released from collateral and allocated to participants. The Company records the release of the shares from the unearned ESOP compensation account (or the commitment to release shares) based on their acquisition cost and records ESOP compensation expense based on the average fair value of the shares. ESOP compensation expense also includes additional Company cash contributions. Dividends on allocated ESOP shares are reported as a reduction of retained earnings and dividends on unallocated (unreleased) ESOP shares are reported as ESOP compensation expense. The Company’s common stock is valued at each period-end at fair value as determined by the ESOP Trustees, based on an annual independent appraisal at each year-end.

Income Taxes

The Company has elected to be taxed as an S Corporation. Consequently, the Company’s taxable income is passed through to the ESOP, which is a tax-exempt entity. The Company pays income taxes to certain states that do not recognize the Federal S Corporation elections.

Income taxes are provided for the tax effects of transactions reported in the consolidated statement of operations and consist of taxes currently due plus deferred taxes. The deferred tax assets and liabilities represent the future tax return consequences of those differences which will either be deductible or taxable when the assets and liabilities are recovered or settled. The Company and its subsidiaries file consolidated federal income tax returns. For consolidated financial statement purposes, each of the companies is allocated its share of the tax provision (benefit) on the basis of its taxable income (loss).

The Company accounts for ASC 740, Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s consolidated statement of operations. Interest and penalties are recognized as components of income tax expense and are immaterial for the years under consideration. The Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before fiscal 2013. It is reasonably possible that the amount of unrecognized tax benefits will change during the next twelve months. However, the change, if any, is not expected to have a material impact on the financial condition of the Company.

LIFETOUCH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2018 and 2017

(Dollars in Thousands)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation

The Company has a management incentive stock plan which provides for the granting of stock options to purchase shares of the Company’s stock and for other stock-based awards to certain key officers and members of its Board. The Company accounts for stock-based compensation in accordance with ASC 718, Stock Compensation. Stock options and other stock-based awards are recognized as liabilities and remeasured at each reporting date. Stock options and other stock-based awards are measured at fair value. Stock-based compensation expense is recognized in the Consolidated Statement of Operations over the applicable vesting periods.

Foreign Currency Translation Policy

For foreign subsidiaries whose functional currency is the local foreign currency, balance sheet accounts are translated at exchange rates in effect at the end of the year (spot rate) and income statement accounts are translated at average exchange rates for the year. Translation gains and losses are included within stockholders’ equity. In determining net income, foreign currency transactions resulted in an exchange gain of $501 and loss of $5 for the three months ended March 31, 2018 and 2017, respectively, and exchange loss of $74 and $364 for the nine months ended March 31, 2018 and 2017, respectively.

Recently Issued Accounting Pronouncements

In May 2014 and amended in August 2015, the FASB issued Accounting Standards Update (ASU) No. 2014-09 which amended the Revenue from Contracts with Customers (Topic 606) of the Accounting Standards Codification. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. The ASU will be effective for the Company for annual periods beginning after December 15, 2018. The Company is currently evaluating the impact on the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2017-02, Leases (Topic 842), which provides guidance for accounting for leases. The new guidance requires companies to recognize the assets and liabilities for the rights and obligations created by leased assets, initially measured at the present value of the lease payments. The ASU is effective for annual periods beginning after December 15, 2019. The Company is currently evaluating the new guidance and anticipates it will impact the consolidated financial statements given the Company has a significant number of leases.

2.	INVESTMENTS

The Company reports investments at fair market value and classifies all of its marketable securities as available for sale. Unrealized gains and losses on marketable securities are excluded from net income, but are included in accumulated other comprehensive income.

Proceeds from the sales and maturities of available for sale investments were $15,374 and $67,812 for the three months ended March 31, 2018 and 2017, respectively, and $57,411 and $134,618 for the nine months ended March 31, 2018 and 2017, respectively. Net realized losses on these sales were $0 and $8 for the three months ended March 31, 2018 and 2017, respectively, and gains of $3 and $5 for the nine months ended March 31, 2018 and 2017, respectively. Realized gains and losses are determined using the specific identification method. Additionally, the Company has recorded the net amortization/(accretion) of bond premiums totaling $9 and $(7) for the three months ended March 31, 2018 and 2017, respectively and $17 and $151 nine months ended March 31, 2018 and 2017, respectively.

LIFETOUCH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2018 and 2017

(Dollars in Thousands)

3.	DEFERRED OBLIGATIONS

The Company has deferred and incentive-based compensation plans for certain key employees as follows:

Supplemental Executive Retirement Plan

Certain key employees whose participation in the ESOP is restricted by Internal Revenue Code limitations are eligible for deferred benefits under a Supplemental Executive Retirement Plan. Benefits are generally based upon participant compensation levels and are invested in phantom shares of Company stock. Distributions are paid in a manner similar to benefits under the ESOP.

Management Incentive Stock Plans

The Company has a management incentive stock plan, which provides for the granting of stock options to purchase shares of the Company’s stock and for other stock-based awards to certain key officers and members of its Board. Stock plan disclosures are presented in footnote 7.

Other Incentive Compensation Plans

The Company has a number of other incentive compensation plans under which awards are made to key employees. Those awards are determined based on company position, compensation levels, years of service, and company performance.

The accompanying Consolidated Statement of Operations includes deferred and incentive-based compensation expense (other than stock-based expense) of $88 and $460 for the three months ended March 31, 2018 and 2017. The nine months ended March 31, 2018 includes a net reduction of ($116) and the nine months ended March 31, 2017 includes expense of $1,357.

4.	INCOME TAXES

The Company has elected to be taxed as an S Corporation. Consequently, the Company’s taxable income is passed through to its ESOP, which is a tax-exempt entity. The Company pays income taxes to certain states that do not recognize the Federal S Corporation elections.

The (benefit)/provision for income taxes consists of the following for the three months ended:

	March 31, 2018 (Unaudited)	March 31, 2017 (Unaudited)
Current tax (benefit) provision:
State and foreign	$759	$124
Deferred tax (benefit) provision	(185)	(476)

	$574	$(352)

The (benefit)/provision for income taxes consists of the following for the nine months ended:

	March 31, 2018 (Unaudited)	March 31, 2017 (Unaudited)
Current tax (benefit) provision:
State and foreign	$46	$371
Deferred tax (benefit) provision	(374)	(1,428)

	$(328)	$(1,057)

Income taxes paid were $23 and $51 for the three months ended March 31, 2018 and 2017, respectively, and $114 and $379 for the nine months ended March 31, 2018 and 2017, respectively.

LIFETOUCH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2018 and 2017

(Dollars in Thousands)

5.	EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

The primary purpose of the ESOP is to provide participants with an opportunity to accumulate capital for their retirement needs. Substantially all U.S. employees are eligible for ESOP benefits provided they meet eligibility requirements for years of service and hours worked. Funds accruing to participants begin to vest after two years of service and reach 100% vesting after six years of service or age 60, or the employee’s death or disability, whichever occurs first. The ESOP qualifies as an Employee Stock Ownership Plan as defined in the Internal Revenue Code.

The ESOP distributes the value of the participant’s account in the form of cash unless the Company elects to pay the distribution in the form of Company stock. Distributions from the ESOP are subject to the distribution and stock ownership restrictions contained within the ESOP documents, but generally occur upon death, disability or retirement. Distributions are made over a minimum period of three years up to a maximum distribution period of five years. De minimus account balances may be distributed in one lump sum. If stock is distributed, it is subject to mandatory buy-back provisions which require the Company to purchase, and the participant to sell, the distributed shares at current fair value.

ESOP distributions are funded by the Company in the form of contributions, dividends and internal loans. Contributions to the ESOP may be made annually up to the maximum amount allowed under Internal Revenue Service regulations and are invested in the Company’s common stock as well as certain marketable securities. Minimum annual contributions must be made in amounts sufficient to cover any ESOP debt service obligations to the Company (if internal loans exist).

Total ESOP compensation and other employee retirement plan expense are as follows for the three months ended:

	March 31, 2018 (Unaudited)	March 31, 2017 (Unaudited)
ESOP compensation expense	$970	$17,620
Release of ESOP shares	—	—
Other retirement plans	214	193

	$1,184	$17,813

Total ESOP compensation and other employee retirement plan expense are as follows for the nine months ended:

	March 31, 2018 (Unaudited)	March 31, 2017 (Unaudited)
ESOP compensation expense	$35,430	52,860
Release of ESOP shares	772	—
Other retirement plans	643	618

	$36,845	$53,478

On September 6, 2016 the Company sold to the ESOP 340,910 newly issued shares of common stock for $30,000 under a note payable with a 30-year term. The ESOP is required to make annual payments of $1,000 plus interest at 1.9%. As loan payments are made, shares are released into participant accounts based on the ratio of the current principal plus interest divided by the total original principal plus interest to be paid. In September of 2017, the first payment of principal and interest was made in the amount of $1,570, which released 13,782 shares from suspense.

The Company also redeemed and retired $19,176 and $28,973 worth of stock from retirees during the nine months ended March 31, 2018 and 2017, respectively.

LIFETOUCH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2018 and 2017

(Dollars in Thousands)

6.	COMMITMENTS AND CONTINGENCIES

Litigation

The Company and its subsidiaries are involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial condition.

7.	MANAGEMENT INCENTIVE STOCK PLANS

The 2012 Omnibus Management Incentive Stock Plan provides for the granting of stock options to purchase shares of the Company’s stock and for other stock-based awards to certain key officers and members of its Board. The plan provides that the terms of each award be determined by the Board or by a committee of the Board

Stock Option Awards

The Company recognizes compensation expense relating to stock options granted based on a graduated vesting period and the estimated March 31, 2018 common stock fair value of $56.02. For the nine months ended March 31, 2018 there was no material compensation expense for stock options charged to income. For the nine months ended March 31, 2017, compensation expense of $263 was charged to income. As part of the sale of the Company on April 2, 2018 (Note 9), all options that were out of the money were cancelled and the remaining options which had value were paid out to the plan participants.

Phantom Stock Unit Awards

At March 31, 2018, stock-based incentive awards in the form of phantom stock units have been granted for periods extending through December 2021. Phantom stock units are granted at 100% of the Company stock’s fair value. The phantom stock units generally vest over a four-year period and increase or decrease in value as the stock price changes.

In September of 2017, the phantom unit grants made to employees were split between time-based and performance-based awards. The time-based awards are a fixed number of units and vest over a four-year period. The units granted under the performance-based awards are eventually determined based on fiscal 2018 performance. At March 31, 2018, the Company used the most recent projection of fiscal 2018 results to determine the most likely number of grants to be earned.

The Company recognizes compensation expense relating to phantom stock units granted based on the estimated March 31, 2018 common stock fair value of $56.02. In the nine months ended March 31, 2018, compensation expense for the phantom stock plan of $611 was charged to income. In the nine months ended March 31, 2017, compensation expense of $1,835 was charged to income. Total unrecognized compensation expense related to non-vested awards totaled $1,910 and $0 as of March 31, 2018 and 2017, respectively, which is expected to be recognized over the next three years. As part of the sale of the Company on April 2, 2018, all phantom stock units outstanding, except for those granted in September 2017, were paid out to the plan participants. The units granted in September 2017 will continue to vest according to the terms of each individual’s original employment agreement, and the value per unit was frozen at the $56.02 value as of the date of the Company sale.

LIFETOUCH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2018 and 2017

(Dollars in Thousands)

8.	RESTRUCTURING AND OTHER CHARGES

The costs related to restructuring and other significant non-recurring events have been segregated on the Consolidated Statement of Operations. These costs include the following for the three months ended:

	Three months ended
	March 31, 2018 (Unaudited)	March 31, 2017 (Unaudited)
Board strategy project	$10,946	$—
Restructuring costs	111	3,321
Litigation settlement costs	—	500

Total	$11,057	$3,821

Board strategy project costs of $10,946 reflect expenses incurred by the Company for board-directed strategic planning efforts. The costs consisted of consulting and legal expenses.

Restructuring costs in the three months ended March 31, 2018 of $111 reflects a contract termination fee for $200, partially offset by severance accrual adjustments. Restructuring costs of $3,321 in the three months ended March 31, 2017 reflects the closure of all Cilento brand studio locations within LPS.

Litigation settlement costs of $500 in the three months ended March 31, 2017 reflects the expected settlement of a wage and hour claim in LNSS.

Restructuring and other significant non-recurring costs include the following for the nine months ended:

	Nine months ended
	March 31, 2018 (Unaudited)	March 31, 2017 (Unaudited)
Board strategy project	$12,723	$—
Restructuring costs	5,848	3,585
Litigation settlement costs	1,000	500
Fixed asset impairment	222	—
Summer meeting	—	3,520

Total	$19,793	$7,605

Board strategy project costs of $12,723 reflect expenses incurred by the Company for board-directed strategic planning efforts. The costs consisted of consulting and legal expenses.

Restructuring costs in the nine months ended March 31, 2018 reflect the closure of all Cilento brand studio locations within LPS, closure of the action sports (Glossy Finish) business segment within LNSS, significant personnel reductions at LTI and LCD and contract termination fees partially offset by severance accrual adjustments. The cost of the Cilento studio and Glossy Finish closures were $2,062 and $2,002, respectively, which included severance, lease termination, legal, and equipment relocation expenses. The personnel restructuring costs were $1,673, which primarily included employee severance expenses and outplacement fees. The contract termination fees of $111 is reflective of a contract termination fee for $200, partially offset by severance accrual adjustments.

LIFETOUCH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2018 and 2017

(Dollars in Thousands)

8.	RESTRUCTURING AND OTHER CHARGES (Continued)

Restructuring costs in the nine months ended March 31, 2017 reflect closure of all Cilento brand studio locations within LPS of $3,321 and personnel restructuring, which primarily consisted of severance and outplacement expenses, of $264.

Litigation settlement costs of $1,000 in the nine months ended March 31, 2018 and $500 in the nine months ended March 31, 2017 reflect the expected settlement of wage and hour claims in LPS and LNSS, respectively.

Fixed asset impairment of $222 reflects the final loss on the disposal of the Company plane, which was sold in September of 2017.

Summer meeting costs in the nine months ended March 31, 2017 reflect one-time incremental expenses of $3,520 to recognize and celebrate the Company’s 80th Anniversary.

9.	SUBSEQUENT EVENTS

On April 2, 2018, 100% of the issued and outstanding common stock of the Company was sold to Shutterfly, Inc. In connection with the acquisition, the Company’s Board of Directors approved to terminate the ESOP.

The Company has evaluated subsequent events through the date that the financial statements were issued.